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                                                                      EXHIBIT 11

                          A.S.V., Inc. and Subsidiary
                 Exhibit 11 - Computation of Earnings per Share

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
                                                         Three Months Ended                Nine Months Ended
                                                            September 30,                     September 30,
                                                     -----------------------------    -----------------------------
                                                         1999             1998             1999            1998
                                                     ------------    -------------    ------------    -------------
Basic
 Earnings
  Net income                                            $    20,898     $1,122,418      $1,358,540     $2,841,335
                                                        ===========     ==========      ==========     ==========

 Shares
  Weighted average number of common
   shares outstanding                                     9,681,249      7,781,726       9,552,556      7,616,228
                                                        ===========     ==========      ==========     ==========

 Basic earnings per common share                        $       .00     $      .14      $      .14     $      .37
                                                        ===========     ==========      ==========     ==========


Diluted
 Earnings
  Net income                                            $    20,898     $1,122,418      $1,358,540     $2,841,335

  Add after-tax interest expense applicable
   to 6.5% convertible debentures                                 -         50,781               -        152,343
                                                        -----------     ----------      ----------     ----------
  Net income applicable to common stock                 $    20,898     $1,173,199      $1,358,540     $2,993,678
                                                        ===========     ==========      ==========     ==========

 Shares
  Weighted average number of common
   shares outstanding                                     9,681,249      7,781,726       9,552,556      7,616,228
  Assuming exercise of options and warrants
   reduced by the number of shares which could
   have been purchased with the proceeds from
   the exercise of such options and warrants                387,848        621,096         390,993        713,643
  Assuming conversion of 6.5% convertible
   debentures                                                     -        681,818               -        681,818
                                                        -----------     ----------      ----------     ----------
  Weighted average number of common and
   common equivalent shares outstanding                  10,069,097      9,084,640       9,943,549      9,011,689
                                                        ===========     ==========      ==========     ==========

 Diluted earnings per common share                      $       .00     $      .13      $      .14     $      .33
                                                        ===========     ==========      ==========     ==========
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